UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2012

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Inverness Drive South, Building C, Suite 310, Englewood, CO 80112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former Name, or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

As Gevo, Inc. (the “Company”) has previously disclosed, on June 19, 2012, the United States District Court for the District of Delaware in a memorandum opinion, attached hereto as Exhibit 99.1, denied the request of Butamax Advanced Biofuels (“Butamax”) for a preliminary injunction in their pending patent infringement lawsuit against the Company. As is normal and customary in patent infringement actions of this nature, Butamax has filed a notice of appeal. In connection with their appeal, Butamax has also filed related motions with the United States District Court for the District of Delaware seeking to overturn or change the decision of the court with respect to the preliminary injunction. The presiding judge has scheduled a hearing on these motions for July 3, 2012.

As previously announced, the Company is conducting a public offering of shares of its common stock and convertible senior notes due 2022, in each case pursuant to a prospectus supplement. The foregoing information related to Butamax should be read in conjunction with the risk factors related to the litigation with Butamax as set forth in the prospectus supplements.

The Company has filed a shelf registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering of the securities referenced in this communication. Before you invest, you should read the base prospectus included in the registration statement, the related preliminary prospectus supplements and the other documents the issuer has filed with the SEC for more complete information about the issuer and the offerings. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, the underwriter or any dealer participating in the offerings will arrange to send you the prospectus supplements and accompanying base prospectuses if you request them by calling toll-free (888) 722-9555, extension 19423-2626 or through your usual contact at either UBS Securities LLC or Piper Jaffray & Co.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Memorandum Opinion and Order, dated June 19, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gevo, Inc.

By:	/s/ Brett Lund
Brett Lund
Executive Vice President, General Counsel & Secretary

Date: June 28, 2012